Exhibit 15.6

Consent of Qualified Person

Leonard Rice Consulting Water Engineers, Inc. (“LRE”), in connection with the transition report on Form 20-F of ioneer Ltd for the six-month period ended December 31, 2025 and any further amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consents to:

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the filing and use of the technical report summary titled “Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project” (as amended or supplemented, the “Technical Report Summary”), as an exhibit to the Form 20-F;

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the use of and references to LRE’s name, including LRE’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary;

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any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by LRE, that LRE supervised the preparation of and/or that was reviewed and approved by LRE, that is included or incorporated by reference in the Form 20-F; and

•	the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-266137) of the above items as included in the Form 20-F.

LRE certifies that it has read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

Date: April 29, 2026
By:	/s/ Brent Johnson

Name: Brent Johnson

Title: Principal Geochemist/Hydrogeologist